UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 6, 2018

CHEMBIO DIAGNOSTICS, INC.
(Exact name of registrant as specified in its charter)

Nevada	0-30379	88-0425691
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3661 Horseblock Road, Medford, New York 11763
(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (631) 924-1135

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.01	Completion of Acquisition or Disposition of Assets.

On November 6, 2018, we completed our previously announced acquisition of opTricon GmbH, or opTricon, pursuant to a share purchase agreement dated October 17, 2018, which we refer to as the Purchase Agreement. Under the terms of the Purchase Agreement, we acquired all of the outstanding equity shares of opTricon for a purchase price of $5.5 million in cash, of which (a) $100,000 was deposited in escrow for a potential purchase price adjustment based on the working capital of opTricon and (b) $750,000 was deposited in escrow to satisfy certain claims that we may make against the sellers in accordance with the terms of the Purchase Agreement.

In accordance with the Purchase Agreement, each of Lutz Melchior and Volker Plickert, the founders of opTricon, entered into a managing director services agreement pursuant to which he agreed, among other things, to serve as an employee of opTricon through November 5, 2021.

opTricon, which is based in Berlin, Germany, is a developer and manufacturer of handheld analyzers for rapid diagnostic tests. Since 2015 we and opTricon have been parties to an agreement under which we have collaborated in developing our DPP Micro Reader, a handheld, battery-operated analyzer that uses an innovative image sensor to provide, when combined with our DPP tests, a quantitative interpretation of diagnostic results. We intend that opTricon will become a Chembio Center-of-Excellence for optical technology and will serve as our European headquarters. As part of its ongoing business, opTricon will continue to develop and manufacture hand-held analyzers for original equipment manufacturers that do not compete with us. The DPP Micro Reader is included in most of our new product development initiatives and regulatory approvals and submissions. As a result of the acquisition, we secured global commercial rights to opTricon’s offerings and technology and will be able to produce DPP Micro Readers at a reduced cost, which we believe will enable us to promote DPP tests and DPP Micro Readers more actively across global markets. We cannot assure you that we will achieve the intended benefits from the opTricon acquisition.

DPP is our registered trademark, and our logo design is our trademark. For convenience, these trademarks appear in this report without ® and ™ symbols, but that practice does not mean that we will not assert, to the fullest extent under applicable law, our rights to the trademarks.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

The financial statements required by this Item 9.01(a) will be filed by amendment to this Current Report on Form 8‑K no later than January 23, 2019, which is 71 days following the date this Current Report on Form 8-K is required to be filed.

(b)	Pro Forma Financial Information.

The financial statements required by this Item 9.01(b) will be filed by amendment to this Current Report on Form 8‑K no later than January 23, 2019, which is 71 days following the date this Current Report on Form 8-K is required to be filed.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be filed on its behalf by the undersigned hereunto duly authorized.

Chembio Diagnostics, Inc.

Dated: November 13, 2018	By:	/s/ John J. Sperzel III
John J. Sperzel III
Chief Executive Officer and President